Exhibit 10.13

EXECUTIVE BONUS PROGRAM

Executive Bonus Program

Executives of the company are generally compensated through base salary, performance based annual bonus and long-term option grants. This approach allows the company to annually review the performance of the executive against their individual goals, corporate or divisional goals and overall market considerations.

The potential realization from these awards is directly related to the continuing success of the Company as measured by increasing shareholder value.

Each year, the company sets specific strategic goals by which each executive is measured. Individual performance factors are relevant to the area of responsibility for each executive, and include division performance where appropriate.

Executive compensation is evaluated against other comparable salary and incentive data within the medical device industry. Each year, the Compensation Committee reviews this data for each executive and recommends to the Hologic Board of Directors a compensation strategy for each of the executive officers. Incentive cash bonuses, where applicable are awarded annually and may represent up to 100% of the executives base compensation. Stock options and stock grants are often awarded at this time as well.